UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITES ACT OF 1933
__________________________________

BELVEDERE SOCAL
(Name of small business issuer as specified in its charter)

State of California (State or other jurisdiction of employee incorporation or organization) One Maritime Plaza, Suite 825, San Francisco, California (Address of principal executive offices)	20-8356735 (I.R.S. Employer Identification No.) 94111 (Zip Code)

Approximate date of commencement of proposed sale to public:    As soon as practicable after the Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)(2)		Proposed Maximum Offering Price, Per Share (1)(2)		Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee
Transferable Common Stock Subscription Rights		(3)		(3)		(3)		(3)
Common Stock no par value	4,200,039		$7.08		$29,736,276		$1,168.64
Total

(1)
The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), a registration fee of $1,168.64 is being paid in connection with this filing based upon $7.08 per share, the average of the bid and asked price per share of the Registrant’s common stock reported on the OTCBB on September 10, 2008.

(2)
This registration statement relates to (a) transferable subscription rights to purchase common stock and (b) the shares of common stock deliverable upon the exercise of the transferable subscription rights pursuant to the offering.

(3)
The transferable subscription rights are being issued without consideration.  Pursuant to Rule 457 (g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares the registration statement effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION – DATED [                    ], 2008

PRELIMINARY PROSPECTUS

[LOGO]

Up to [   ] Shares Common Stock

We are distributing, at no charge to our existing shareholders, transferable subscription rights to purchase up to an aggregate of [*] shares of our common stock at a subscription price of $[*] per share. The holders of record, as of [*] p.m., Eastern Time, on [*], 2008, referred to as the record date, of our common stock will receive [*] transferable subscription right[s] for every [*] share[s] of common stock owned on the record date.

Each subscription right will entitle you to a basic subscription right and an oversubscription privilege. Under the basic subscription right, for every [*] subscription right[s], you may purchase [*]share[s] of our common stock at a subscription price of $[* ] per share. Under the oversubscription privilege, upon exercise of all of your basic subscription rights, you will be entitled to subscribe, at the same subscription price, for shares of our common stock that are not purchased by other existing shareholders under their basic subscription rights.

The subscription rights are transferable and may therefore be sold, transferred or assigned prior to the expiration of the rights offering. We do not anticipate that any market will develop for the subscription rights nor do we intend to do anything to facilitate the development of such a market. The subscription rights will expire if they are not exercised by [*] p.m., Eastern Time, on [*], 2008.

Shares of our common stock are traded on the Over the Counter Bulletin Board (“OTCBB”) under the trading symbol “BLVE.” On [*], 2008, the closing sales price for our common stock was $[*] per share.

The exercise of your subscription rights for shares of our common stock involves risks. See “RISK FACTORS” beginning on page [*] of this prospectus, the Section entitled “RISK FACTORS” in our Annual Report on Form 10-KSB for the year ended December 31, 2007 and all other documents incorporated by reference in this prospectus to read about important factors you should consider before determining whether to exercise your subscription rights.

Per Share	$[ ]	$[ ]	$[ ]
Total	$[ ]	$[ ]	$[ ]

__________________________
(1)	Includes estimated printing, postage, legal, accounting, marketing, and miscellaneous expenses which the Company must pay in connection with the rights offering.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an underwritten offering and we are offering common stock directly to holders of record on the record date.  See “PLAN OF DISTRIBUTION.”

The date of this prospectus is [*], 2008

TABLE OF CONTENTS

TABLE OF CONTENTS	v
QUESTIONS AND ANSWERS	vi
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS	xii
SUMMARY	1
SELECTED HISTORICAL AND UNAUDITED PRO-FORMA FINANCIAL DATA	6
RISK FACTORS	15
FORWARD-LOOKING STATEMENTS	27
TRADING HISTORY	29
USE OF PROCEEDS	30
CAPITALIZATION	31
SOCAL STOCK	32
THE RIGHTS OFFERING	34
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	44
PLAN OF DISTRIBUTION	46
LEGAL MATTERS	47
EXPERTS	47

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. The affairs of Belvedere SoCal and its banking subsidiary including the business, financial condition, results of operations and other information included in this prospectus may have changed since that date.

Unless the context suggests otherwise, references in this prospectus to “we,” “us,” “our” or “SoCal” refer to Belvedere SoCal and our banking subsidiary, as the context requires.

v

QUESTIONS AND ANSWERS

Q:           What is this rights offering?

A:           This rights offering is a distribution, at no charge, to holders of our common stock of [* ] transferable subscription right[s] for each [*] share[s] of common stock they own as of [*] p.m., Eastern Time, on [*], 2008, the record date. All of your subscription rights will be evidenced by a subscription rights certificate. Each subscription right will entitle you to a basic subscription right and an oversubscription privilege.

Q.           What is the basic subscription right?

A.           The basic subscription right gives our shareholders, or their transferees, the opportunity to purchase [*] share[s] of our common stock for every [*] subscription right[s] at a subscription price of $[*] per full share. We have distributed to you, as a shareholder of record on the record date, [*] subscription right[s] for each [*] share[s] of our common stock that you owned on the record date. For example, if you owned 100 shares of our common stock as of [*] p.m., Eastern Time, on [*], 2008, you would receive [*] subscription rights and would have the right to purchase [*] shares of our common stock (rounded down to [*] shares, with the total subscription payment being adjusted accordingly, as discussed below) for $[*] per full share pursuant to your basic subscription right. You may exercise any number of your basic subscription rights, transfer or sell any number of your basic subscription rights, or you may choose not to exercise any subscription rights at all.

Fractional shares of our common stock resulting from the exercise of the basic subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that the subscription agent receives will be returned, without interest, as soon as practicable after expiration of the rights offering.

Q.           What is the oversubscription privilege?

A.           If you purchase all of the shares available to you pursuant to your basic subscription rights, you may subscribe for shares that are not being purchased by other existing shareholders through the exercise of their basic subscription rights. Shares of our common stock will be available for purchase pursuant to the oversubscription privilege only to the extent that those shares have not been subscribed for through exercise of other existing shareholders’ basic subscription rights. If the oversubscription requests exceed the number of shares available, we will allocate the available shares among those who oversubscribed, pro rata, based on each oversubscription request received in relation to the total number of shares available to satisfy the oversubscription requests.

Payments for oversubscriptions will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares to be issued pursuant to the oversubscription privilege. If the pro rated amount of shares allocated to you in connection with your oversubscription privilege is less than your oversubscription request, then the excess funds held by the subscription agent on your behalf will be returned to you without interest. We will deliver certificates representing your shares of our common stock, or credit your account at your nominee holder with shares of our common stock, that you purchased pursuant to your oversubscription privilege as soon as practicable after the rights offering has expired and all proration calculations and reductions contemplated by the terms of the rights offering have been effected.

In order to properly exercise your oversubscription privilege, you must deliver the subscription payment related to your oversubscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your oversubscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you pursuant to your basic subscription rights and the oversubscription request that you are submitting. See “THE RIGHTS OFFERING — Subscription Rights and the Oversubscription Privilege.”

Fractional shares of our common stock resulting from the exercise of the oversubscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

Q.           What is the role of our principal shareholder in this rights offering?

A.           Belvedere Capital Fund II L.P., or the Fund, owned 73% of our common stock as of the record date.  The Fund has indicated that it will not exercise any of its subscription rights for cash.  Instead, the Fund and we have agreed that the Fund will exchange all of the outstanding shares of the Series A Non-Cumulative Perpetual Preferred Stock, or the perpetual preferred stock, that it owns (valued at $25.00 on a stated value basis) for shares of our common stock that it would otherwise be entitled to purchase pursuant to the exercise of all of its subscription rights at the subscription price of $[* ] per share.

Q.           Why are we conducting the rights offering?

A.           We are conducting the rights offering to raise capital for general corporate purposes, including investment in our subsidiary bank, Professional Business Bank, to support future growth and to strengthen our balance sheet. In addition, the rights offering allows our shareholders to participate in our equity raising and to maintain their proportional ownership interest in the company. We believe that the rights offering will strengthen our financial condition by providing us with additional capital and eliminating the 15% per annum non-cumulative dividend on the perpetual preferred stock.

Q.           Do the SoCal directors intend to exercise their subscription rights?

A.           Messrs. Baribault, Lane and Tashjian, who are the only directors owning shares of our stock, have indicated that they intend to exercise subscription rights for an aggregate of [*] shares.

Q.           How was the subscription price of $[* ] per full share determined?

A.           In determining the subscription price, our Board of Directors considered a number of factors, including: the market price for shares of our common stock, the general condition of the securities markets and the advice of our financial advisor, [*]. Our objective in establishing the subscription price was to achieve the targeted net proceeds from the rights offering while providing our existing shareholders with an opportunity to make an additional investment in our company with a reduced risk of dilution to their position in our company. The subscription price of $[*] per full share is not necessarily related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of our common stock. There can be no assurance that the market price for our common stock will not decline during the subscription period, or following the rights offering, to a level equal to or below the subscription price.

Q.           Am I required to exercise all of the subscription rights I receive in the rights offering?

A.           No. You may exercise any number of your subscription rights, you may transfer or sell any number of your rights, or you may choose not to exercise any subscription rights. If you choose not to exercise your subscription rights in full, however, the relative percentage of our common stock that you own will substantially decrease, and your voting and other rights will be substantially diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the oversubscription privilege.

Q.           How soon must I act to exercise my subscription rights?

A.           You may exercise your subscription rights at any time beginning on the date of this prospectus until the expiration of the rights offering, which is [*], 2008, at [*]p.m., Eastern Time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.

Q.           May I transfer my subscription rights?

A.           Yes. Subscription rights may be purchased or sold; however, there has been no prior trading in the subscription rights, and we do not anticipate that a trading market will develop for the subscription rights.

Q.           Are we requiring a minimum subscription to complete the rights offering?

A.           No. We are not requiring a minimum subscription to complete the rights offering.

Q.           Can we extend, cancel or amend the rights offering?

A.           Yes. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. We may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, all subscription payments that the subscription agent has received will be returned, without interest, as soon as practicable. We also reserve the right to amend or modify the terms of the rights offering.

Q.           How do I exercise my subscription rights? What forms and payment are required to purchase the shares of common stock offered pursuant to this rights offering?

A.           If you wish to participate in this rights offering, you must take the following steps:

•	Deliver a properly completed and executed subscription rights certificate, together with any required signature guarantees, to the subscription agent before [*] p.m., Eastern Time, on [* ], 2008; and

•
Deliver payment for the full amount of the subscription rights you wish to exercise (including pursuant to your oversubscription privilege) to the subscription agent using the methods outlined in this prospectus before [*] p.m., Eastern Time, on [*], 2008.

Additional details are provided under “THE RIGHTS OFFERING — How to Exercise Your Rights to Subscribe for Shares of Our Common Stock” and “THE RIGHTS OFFERING — How You Should Pay When You Exercise Your Rights to Subscribe for Shares of Our Common Stock.” If you cannot deliver your subscription rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “THE RIGHTS OFFERING — Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

Q.           What should I do if I want to participate in the rights offering, but I hold my shares in the name of my broker or other nominee holder?

A.           If you hold your shares of common stock in the name of a broker or other nominee holder, then your broker, or other nominee holder, is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, or other nominee holder, that is the record holder of your shares. You should complete and return to your nominee holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your nominee holder with the other rights offering materials.

Q.           When will I receive my new shares?

A.           If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering, which we expect to occur as promptly as practicable following expiration of the rights offering.

Q.           After I send in my payment and subscription rights certificate (or Notice of Guaranteed Delivery), may I cancel my exercise of subscription rights?

A.           No. All exercises of subscription rights are irrevocable. Once you send in your subscription rights certificate (or Notice of Guaranteed Delivery) to exercise any subscription rights, you cannot revoke the exercise of your subscription rights, even if you later learn information that you consider to be unfavorable and even if the market price of our common stock is below the subscription price. You should not exercise your subscription rights unless you are sure that you wish to purchase additional shares of our common stock at the subscription price of $[*] per full share.

Q.           How many shares of our common stock will be outstanding after the rights offering?

A.           As of August 29, 2008, we had 3,331,776 shares of our common stock issued and outstanding. The number of shares of our common stock that we will issue in this rights offering through the exercise of subscription rights will depend on the number of shares that are subscribed for in the rights offering. We anticipate that we will have a minimum of approximately [*] shares of common stock (assuming full exchange by the Fund of its perpetual preferred stock) and a maximum of approximately [*] shares of common stock outstanding after completion of the rights offering (assuming full exchange by the Fund of its perpetual preferred stock and full exercise of all other subscription rights).

Q.           If the rights offering is not completed, will my subscription payment be refunded to me?

A.           Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments that the subscription agent receives will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments to the record holder of your shares.

x

Q.           What fees or charges apply if I purchase shares of the common stock?

A.           We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). However, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase and sale of your subscription rights or the exercise of your transferred rights will be paid by you or your transferee, as the case may be. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

Q.           What are the material U.S. federal income tax consequences of exercising subscription rights?

A.           For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. If you sell or exchange your subscription rights you will recognize income or loss equal to the difference between the amount realized and the basis, if any, of the subscription rights sold or exchanged. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.”

Q.           To whom should I send my forms and payment?

A.           If your shares are held in the name of a broker, or other nominee holder, then you should send your subscription documents, subscription rights certificate, notices of guaranteed delivery, and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, subscription rights certificate, notices of guaranteed delivery, and subscription payment to [*] at:

By Mail
[*]

By Hand or By Overnight Courier
[*]

You are solely responsible for timely completing delivery to the subscription agent of your subscription documents, subscription rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent and to use registered mail, properly insured, with return receipt requested if you send your materials by U.S. mail.

Q.           Whom should I contact if I have other questions?

A.           If you have other questions or need assistance, please contact the information agent, [*]. at [ * ].

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information that we file with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC:

Belvedere SoCal SEC Filings (SEC File No. 333-141453; CIK No. 0001393534	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2007 and as amended on April 30, 2008
Quarterly Report on Form 10-Q	Quarters ended March 31 and June 30, 2008
Current reports on Form 8-K

November 27, December 7, December 13, 2007; February 6, February 26, March 4, March 14 (two filings), March 25, April 11, May 30, June 19, July 7, 2008 (other than portions of those documents not deemed to be filed)

These documents may also be accessed through our website at www.probizbank.com.  The information and other content contained on or linked from our website are not part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus but not delivered with this prospectus. Any request may be made by writing or calling us at the following address or telephone number:

Belvedere SoCal
199 South Los Robles Avenue, Suite 130
Pasadena, CA 91101
Attn: Michael McCall
Telephone: (626) 395-7000

We file annual, quarterly and current reports with the SEC. You may read and copy these materials at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 800-SEC-0330. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the company.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated herein. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus or in the documents incorporated by reference.  For information concerning the terms of the rights offering, please consult “QUESTIONS AND ANSWERS” and “RIGHTS OFFERING.”

Belvedere SoCal

Belvedere SoCal (“SoCal,” “us” or “we”) is a bank holding company formed in 2007 with the vision of becoming Southern California’s premier provider of financial services for small- and medium-sized businesses.  Through its focus on small business customers, experienced management and staff, disciplined credit policies, and emphasis on the customer experience, SoCal intends to grow rapidly by attracting highly talented employees and making strategic acquisitions.

History.  As part of its acquisition strategy, SoCal has completed two acquisitions that fit with our growth model.  Each of these acquisitions brings a low-cost deposit base, a footprint in markets with attractive growth potential, and a talented employee base with a strong emphasis on customer service.

On November 23, 2007, we completed the acquisition of Professional Business Bank. The per share consideration paid in the transaction consisted of $23.00 cash, 0.87 shares of SoCal, or a combination, at the election of Professional Business Bank shareholders.  The total consideration paid was $51.0 million, consisting of approximately $26.0 million in cash and 885,804 shares of  SoCal common stock.  Professional Business Bank had branch offices in Pasadena and Glendale, California.  As of June 30, 2008, Professional Business Bank had assets of $279.6 million, net loans of $224.5 million, deposits of $210.1 million and shareholders’ equity of $54.8 million.  Professional Business Bank has demonstrated that it has an excellent platform from which to organically grow and to support additional acquisitions.

On January 31, 2008, we completed the acquisition of Spectrum Bank, a California state-chartered bank headquartered in Irvine, California.  The consideration paid in the transaction consisted of $20.2 million in cash and $15.0 million of trust preferred securities issued by Belvedere SoCal Statutory Trust I to certain former Spectrum Bank shareholders.  Spectrum Bank had branch offices in Montebello, Huntington Beach and Irvine, California.  As of June 30, 2008, Spectrum Bank had assets of $177.7million, net loans of $78.5million, deposits of $135.6million and shareholders’ equity of $39.8 million.  Spectrum’s low ratio of loans to deposits presented an opportunity to grow its loan portfolio by actively pursuing deeper business relationships with its current customer base and gave us the flexibility to pursue new customers by leading with loan products.

           The two subsidiary banks were combined when Spectrum Bank was merged into Professional Business Bank, effective July 3, 2008.  The merger was accounted for as a transfer of assets and liabilities between entities under common control and, accordingly, the assets and liabilities of Spectrum Bank were transferred at their carrying amounts, similar to a pooling of interests.  However, the existing Spectrum Bank branches and certain customer-related activities will continue to be conducted using the Spectrum brand. In this document, the surviving bank of the merger, Professional Business Bank, will be referred to as the Subsidiary Bank.

Relationship with Belvedere Capital

           SoCal was formed by the Fund in 2007.  In November 2007, the Fund invested additional capital by purchasing SoCal common stock to support the acquisition of Professional Business Bank.  The Fund also purchased perpetual preferred stock from SoCal in December 2007.  In January 2008, the Fund purchased additional shares of SoCal common stock to support SoCal’s acquisition of Spectrum Bank.

Based in San Francisco, Belvedere Capital has established itself as one of the leading private equity investors in community banks and related financial services in the U.S.  Since 1994, Belvedere Capital has purchased or invested in 18 financial services companies and partnered with strong management teams to build profitable, growing franchises and deliver excellent returns to its investors.  Belvedere Capital’s principals have decades of experience investing in and operating financial institutions and will work with SoCal to enhance growth, operating performance and strategic positioning.

In exchange for its ongoing involvement in the management of SoCal and its subsidiaries, the general partner of the Fund receives a management fee equal to 5% of the pre-tax earnings of the Subsidiary Bank, subject to an annual minimum payment of $200,000 and a maximum annual payment of $750,000.  This agreement remains in effect following the merger of Spectrum Bank into Professional Business Bank.

The Fund is a Delaware limited partnership formed in 2002 by Belvedere Capital. It is a private investment fund with 30 limited partners and one general partner. Both the Fund and its general partner are registered bank holding companies. Two of the Fund’s principals were the original founders of the successful first Belvedere Capital fund, California Community Financial Institutions Fund, L.P.

The Fund currently owns 73% of SoCal’s common stock and all of SoCal’s perpetual preferred stock resulting from its aggregate investment of $53.4 million. In addition, two members of the general partner of the Fund currently serve on SoCal’s Board of Directors. As a result, the Fund has the ability to control every aspect of our business, including our business strategy.  Certain minority shareholder rights added to the bylaws at the time of the Professional Business Bank acquisition were eliminated from the bylaws in accordance with their terms when the Fund’s ownership exceeded 67% of the outstanding common stock.

Business Strategy

SoCal’s overall strategy is to provide responsive, personalized financial products and services to small- and medium-sized businesses, professionals, and high net worth individuals in Southern California.  The Subsidiary Bank continues to offer substantially the same products and services previously offered by Professional Business Bank and Spectrum Bank. To accomplish its goal of becoming Southern California’s premier business banking franchise, SoCal intends to deepen and expand its relationships with business customers, maintain its strong credit culture, and pursue both organic growth and growth through opportunistic acquisitions.

Due to the high number of small- and medium-sized businesses in Southern California, and the attractive economics associated with business-banking, SoCal believes that there is an excellent opportunity to build a business-focused community bank throughout Southern California.  The Subsidiary Bank will focus intensely on these business customers, their employees, and associated high net worth individuals by serving them with a full suite of community banking products that are tailored to each customer’s individual need.  SoCal believes that this market opportunity is large enough that its exclusive focus on these customers will present significant opportunities for profitability.

SoCal has and will continue to devote significant resources to strengthen the Subsidiary Bank’s low-cost deposit bases by pursuing customers with the most attractive deposit characteristics.  In some cases, the Subsidiary Bank will use its lending products as a means to capturing the deposit business from its customers.

Our business strategy contemplates aggressive organic growth and growth by acquisition.  Such plan involves a number of risks.  See “RISK FACTORS.”   This strategy is intended to enhance the long-term value of an investment in our stock. In the first several years, the costs of this balance sheet expansion, reflected in significant increases in non-interest expense and debt service are expected to result in yearly losses. In turn, these losses are likely to have an adverse impact on the trading value of shares of SoCal common stock.

Opportunities and Challenges in the Current Economy

Align Subsidiary Bank to market changes.

Our goal is to align the products and services of the Subsidiary Bank to the changes in the marketplace and the economic climate for financial institutions.

•	We are in the process of reviewing our current products and services to assure that they maximize our opportunities in the current market environment.

•
We will continue to emphasize our stability through high employee retention rates, our well capitalized status and the uniqueness of our ownership structure.  Even with our geographic proximity to the IndyMac failure, we experienced deposit inflows in the days following the failure.

•
We will continue to make loans during this economic cycle while some of our competitors are forced to withdraw from the marketplace.  In turn, this should provide an opportunity to enhance the returns on our loans and expand our loan portfolio with the business loans that are the backbone of our business banking strategy.

•
We believe that this environment also provides us the opportunity to enhance full service relationships with our customers.  In dealing with loan requests, we intend to place increasing emphasis on obtaining all of a customer’s banking and deposit business rather than viewing the loan as an isolated transaction.  While we intend to continue to review transactional business, such loans will be priced in such a way as to facilitate resale.

Maximize growth opportunities.

The current challenging and uncertain economic environment may provide opportunities for expansion.

•
We continue to review potential acquisitions, whether on a negotiated basis or directly from regulators, as a means to enhance our growth.  However, we are not currently engaged in any discussions that are likely to result in a transaction in the near future.

•
The distress experienced by some financial institutions has resulted in various “teams” of bankers with specialized services and customers being available in the marketplace and seeking a new platform from which to operate.  We recently expanded our SBA lending function by acquiring such a team and we continue to be in discussions with several other of such teams.

•
We will likely focus on expanding the “people” side of our business rather than focusing on incurring substantial expenses in new, fully built-out branch offices.  It is anticipated that additional offices will be inexpensive loan production offices with remote capture capability rather than full service and staffed offices.

•
We believe that the confluence of available talent with customer followings and enhanced technology will result in us deploying our capital more effectively at a time when capital preservation is paramount.

Strengthen our balance sheet and reduce costs.

Capital expansion and utilization, preserving cash flow at SoCal, maintaining loan quality and reducing costs are critical to our eventual profitability.

•	We have moved various services and activities to different offices in order to better leverage our physical plant and eventually reduce costs.

•
We continue to integrate the Spectrum Bank acquisition.  While we acquired Spectrum Bank in January of this year, complete data processing integration was not completed until July 3, 2008 when Spectrum Bank was merged into Professional Business Bank.  Cultural and credit integration is still being accomplished.  We expect to realize further cost savings as this acquisition is fully integrated.

•
We are very focused on maintaining and monitoring credit quality and believe that we have been aggressive in building our allowance for loan losses to reflect the deterioration in economic conditions and in certain of our loans.  While we believe that we are currently adequately reserved, we can not assure that further deterioration in the loan portfolio will not occur.  The Subsidiary Bank is expected to be profitable on a month to month basis by the end of this year assuming that there are no additional significant provisions for loan losses.

•
We are exploring opportunities to strengthen our capital position and unleverage our balance sheet.  The exchange of perpetual preferred stock with its 15% non-cumulative dividend by the Fund in this rights offering is a step in that process.  While we anticipate that the Subsidiary Bank will be profitable on a month to month basis by the end of this year, it is expected that the debt level at SoCal (even after the exchange of the perpetual preferred stock) will result in consolidated losses for the next several years.  We are also exploring alternatives to enhance SoCal’s ability to pay dividends on equity instruments in the event that the equity markets stabilize.  This may include a reincorporation of SoCal in Delaware to avail itself of the more favorable dividend restrictions in Delaware law.

•	We may seek to reduce costs by having our obligation to file certain reports with the SEC suspended. See “RISK FACTORS.”

Use of Proceeds

The net proceeds from the offering are estimated to be $[*] million.  We intend to use the proceeds from the sale of the common stock for general corporate purposes of SoCal, including debt service, or to support the growth of the Subsidiary Bank, as necessary.

Additional Information

Pursuant to applicable SEC rules, we are permitted to incorporate additional information about SoCal and its operations by reference into this prospectus.  Please see “INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS.”

SELECTED HISTORICAL AND UNAUDITED PRO-FORMA FINANCIAL DATA

We are providing the following information to aid you in your analysis of SoCal. The historical selected financial data in the following tables shows financial results actually achieved by SoCal, Professional Business Bank and Spectrum Bank for the periods presented. These are historical figures.

SoCal Historical Selected Financial Data

The following selected consolidated financial data with respect to SoCal for the period from inception (January 2007) through December 31, 2007 have been derived from our audited financial statements. The selected consolidated financial data for the six months ended June 30, 2008 comes from the unaudited financial statements of SoCal. Such interim financial statements include all adjustments that are, in the opinion of management, necessary to present fairly SoCal’s financial information for the interim period presented. The operating results for the six months ended June 30, 2008, are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2008.

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	June 30,	December 31,
	2008	2007

	(Dollars in thousands except per share amounts)
Summary of Operations:
Total Interest Income	$11,775	$1,855
Total Interest Expense	4,129	648
Net Interest Income Before
Provision for Loan Losses	7,646	1,207
Provision for Loan Losses	2,061	351
Net Interest Income After
Provision for Loan Losses	5,585	856
Total Non-interest Income	690	47
Total Non-interest Expense	8,530	1,539
(Loss) Before Income Taxes	(2,255)	(636)
Provision for Income Tax Benefit	(999)	(262)
Net (Loss)	$(1,256)	$(374)

Per Share Data:
Net (Loss) - Basic	$(0.90)	$(2.45)
Net (Loss) - Diluted	$(0.90)	$(2.45)
Book Value	$22.70	$27.34
Cash Dividends Declared Per Share	$-	$-

Balance Sheet Summary:
Total Assets	$458,922	$270,080
Investment Securities Available
for Sale	31,958	8,786
Loans:
Commercial	81,831	56,791
Real Estate - Construction	40,024	37,566
Real Estate - Other	179,116	113,123
Consumer	7,743	7,127
Gross Loans	308,714	214,607
Deferred Fees	362	273
Allowance for Loan Losses	5,385	4,077
Net Loans	302,967	210,257

Total Deposits	342,740	194,050
Total Shareholders' Equity	75,592	54,986

Selected Ratios:
Return on Average Assets	(0.59%)	(0.18%)
Return on Average Equity	(3.38%)	(1.37%)
Net Interest Margin	4.40%	5.80%
Dividend Payout Ratio	-	-
Average Equity to Average Assets	17.48%	13.30%
Non-performing Loans to Total Loans	0.66%	0.43%
Non-performing Assets to Total Assets	0.78%	0.34%
ALLL to Non-performing Loans	266.19%	443.15%
ALLL to Total Loans	1.75%	1.90%
Shareholders' Equity to Assets	16.47%	20.36%

Professional Business Bank Historical Selected Financial Data

The following selected consolidated financial data with respect to Professional Business Bank for the period from January 1, 2007 to November 23, 2007 (the date of acquisition by Belvedere SoCal) and the years ended December 31, 2006, 2005, 2004, and 2003 have been derived from its audited financial statements.

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	At or for the year ended December 31,
	2007 (1)	2006	2005	2004	2003

	(Dollars in thousands except per share amounts)
Summary of Operations:
Total Interest Income	$14,478	$12,482	$8,762	$5,793	$3,225
Total Interest Expense	4,429	3,519	1,833	1,072	758
Net Interest Income Before
Provision for Loan Losses	10,049	8,963	6,929	4,721	2,467
Provision for Loan Losses	1,903	205	275	479	479
Net Interest Income After
Provision for Loan Losses	8,146	8,758	6,654	4,242	1,988
Total Non-interest Income	389	658	543	823	581
Total Non-interest Expense	9,737	8,107	6,151	4,411	3,379
(Loss) Income Before Income Taxes	(1,202)	1,309	1,046	654	(810)
Provision for Income Tax (Benefit) Expense	(359)	1	(295)	(199)	(149)
Net (Loss)	$(843)	$1,308	$1,341	$853	$(661)

Per Share Data:
Net (Loss) Income - Basic	$(0.42)	$0.70	$0.74	$0.53	$(0.56)
Net (Loss) Income - Diluted	$(0.42)	$0.67	$0.69	$0.49	$(0.56)
Book Value	$9.92	$10.05	$8.91	$8.12	$6.89
Cash Dividends Declared Per Share	$-	$-	$-	$-	$-

Balance Sheet Summary:
Total Assets	$215,598	$173,321	$145,025	$129,754	$93,248
Investment Securities Available for Sale	10,346	15,701	13,912	8,856	7,004
Loans:
Commercial	45,979	27,082	15,051	8,144	10,532
Real Estate - Construction	35,333	17,392	10,730	13,232	3,895
Real Estate - Other	108,161	91,250	74,229	73,981	55,765
Consumer	3,853	5,899	6,157	3,927	205
Total Loans	193,326	141,623	106,167	99,284	70,397
Deferred Loan Fees, Net of Costs	(196)	(252)	(250)	(172)	(147)
Allowance for Loan Losses	(3,726)	(1,869)	(1,664)	(1,389)	(910)
Net Loans	189,404	139,502	104,253	97,723	69,340
Deposits:
Noninterest Bearing Demand	60,698	51,630	49,885	41,831	30,941
Money Market and NOW	59,271	65,495	48,261	34,407	27,594
Time Deposits Under $100,000	46,163	18,215	12,753	19,136	15,138
Time Deposits Over $100,000	24,916	7,290	10,253	10,603	5,604
Total Deposits	191,048	142,630	121,152	105,977	79,277
Total Shareholders' Equity	20,038	20,018	16,369	14,587	10,565

Selected Ratios:
Return on Average Assets	(0.43%)	0.79%	0.97%	0.75%	(0.92%)
Return on Average Equity	(4.18%)	7.47%	8.69%	7.35%	(9.09%)
Net Interest Margin	5.23%	5.64%	5.20%	4.32%	3.55%
Dividend Payout Ratio	-	-	-	-	-
Average Equity to Average Assets	10.21%	10.57%	11.17%	10.20%	10.09%
Non-performing Loans to Total Loans	-	-	-	-	-
Non-performing Assets to Total Assets	-	-	-	-	-
ALLL to Non-performing Loans	N/A	N/A	N/A	N/A	N/A
ALLL to Total Loans	1.93%	1.23%	1.57%	1.40%	1.30%
Shareholders' Equity to Assets	9.29%	11.55%	11.29%	11.24%	11.33%
_______________________________
(1) Amounts are for the period from January 1, 2007 to November 23, 2007,the date Professional Business Bank was acquired by Belvedere SoCal.

Spectrum Bank Historical Selected Financial Data

The following selected consolidated financial data with respect to Spectrum Bank for the years ended December 31, 2007, 2006, 2005, 2004, and 2003 have been derived from its audited financial statements.

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	At or for the year ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands except per share amounts)
Summary of Operations:
Total Interest Income	$9,495	$9,504	$7,501	$6,138	$5,923
Total Interest Expense	3,941	3,461	2,240	1,427	1,232
Net Interest Income Before
Provision for Loan Losses	5,554	6,043	5,261	4,711	4,692
Provision for Loan Losses	870	60	50	(225)	120
Net Interest Income After
Provision for Loan Losses	4,684	5,983	5,211	4,936	4,572
Total Non-interest Income	1,693	1,961	1,720	1,292	1,178
Total Non-interest Expense	5,802	5,490	4,948	4,828	5,055
Income Before Income Tax Expense	575	2,454	1,983	1,400	695
Provision for Income Tax Expense	80	944	760	533	250
Net Income	$495	$1,510	$1,223	$867	$445

Per Share Data:
Net Income - Basic	$0.65	$2.08	$1.78	$1.26	$0.65
Book Value	$15.95	$15.30	$14.45	$13.15	$11.72
Cash Dividends Declared Per Share	$-	$0.69	$0.50	$0.40	$0.30

Balance Sheet Summary:
Total Assets	$156,752	$168,235	$158,484	$153,024	$125,992
Investment Securities Held to Maturity	44,663	66,387	53,583	50,933	36,537
Loans:
Commercial	19,504	14,973	13,378	11,758	12,344
Real Estate - Construction	1,377	1,004	2,307	263	2,811
Real Estate - Other	58,432	53,993	53,570	49,096	49,182
Consumer	1,094	1,888	2,140	2,372	2,763
Total Loans	80,407	71,858	71,395	63,489	67,100
Deferred Loan Fees, Net of Costs	(75)	(96)	(167)	(132)	(179)
Allowance for Loan Losses	(1,436)	(798)	(781)	(773)	(786)
Net Loans	78,896	70,964	70,447	62,584	66,135
Deposits:
Noninterest Bearing Demand	41,650	50,207	40,007	44,874	31,065
Money Market and NOW	25,757	26,052	38,290	22,338	20,176
Savings	9,077	9,993	11,723	13,824	12,074
Time Deposits Under $100,000	29,909	31,268	26,716	31,404	29,327
Time Deposits Over $100,000	37,035	37,823	30,954	30,820	24,713
Total Deposits	143,428	155,343	147,690	143,260	117,355
Total Shareholders' Equity	12,246	11,750	9,892	9,037	8,060

Selected Ratios:
Return on Average Assets	0.31%	0.93%	0.81%	0.63%	0.38%
Return on Average Equity	4.13%	13.70%	12.94%	10.17%	5.66%
Net Interest Margin	3.65%	4.03%	3.71%	3.65%	4.42%
Dividend Payout Ratio	-	33.05%	28.00%	31.70%	46.38%
Average Equity to Average Assets	7.43%	6.76%	6.22%	6.21%	6.66%
Non-performing Loans to Total Loans	0.15%	0.06%	0.07%	0.15%	0.01%
Non-performing Assets to Total Assets	0.08%	0.03%	0.03%	0.06%	0.01%
ALLL to Non-performing Loans	1,167%	1,735%	1,662%	840%	7,860%
ALLL to Total Loans	1.79%	1.11%	1.10%	1.22%	1.17%
Shareholders' Equity to Assets	7.81%	6.98%	6.24%	5.91%	6.40%

Selected Unaudited Pro-Forma Combined Condensed Financial Information

The accompanying unaudited pro forma combined statement of income data presents the audited consolidated statement of income data of SoCal for the period from January 17, 2007 (Inception) to December 31, 2007 combined with Professional Business Bank’s and Spectrum Bank’s condensed consolidated statement of income data for the year ended December 31, 2007. The unaudited pro forma combined statement of income data gives effect to the mergers as if they had occurred as of the beginning of such period.

Also included is the unaudited pro forma combined condensed statement of income data of SoCal for the six months ended June 30, 2008 combined with Spectrum Bank’s statement of income data for the month ended January 31, 2008.  The unaudited pro forma combined condensed statement of income data gives effect to the Spectrum acquisition as if it had occurred as of January 1, 2008.

You should not assume that the combined company would have achieved the pro forma combined results if they had actually been combined during the periods presented. For purposes of illustration, the pro forma combined figures have been calculated assuming the acquisitions occurred as of January 1, 2007 and January 1, 2008, all purchase accounting adjustments were made retroactive to January 1, 2007 and 2008 and certain merger related expenses of Professional Business Bank that could not be capitalized were excluded.

The pro forma financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the impact of business integration costs, possible revenue enhancements and expense efficiencies, among other factors, been considered.

The unaudited pro forma financial information presented below should be read together with the historical financial statements of SoCal, including the related notes incorporated by reference into this prospectus. Please see “INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS.”  The unaudited pro forma financial data is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

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UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2008
(Dollars in Thousands)

	Belvedere SoCal	Spectrum Bank
		January 2008	Combined	Pro Forma Adjustments		Pro Forma Combined

Interest Income	$11,776	$765	$12,541	$-		$12,541
Interest Expense	4,129	319	4,448	(74)	A	4,374
Net Interest Income	7,647	446	8,093	74		8,167
Provision for Loan Losses	2,061	-	2,061	-		2,061
Net Interest Income After Provision for Loan Losses	5,586	446	6,032	74		6,106
Non-Interest Income	690	85	775	-		775
Non-Interest Expense	8,531	7,018	15,549	(6,710)	B	8,839
Loss Before Tax Benefit	(2,255)	(6,487)	(8,742)	6,784		(1,958)
Income Tax Benefit	(999)	(2,683)	(3,682)	(2,792)	C	(890)
Net Loss	$(1,256)	$(3,804)	$(5,060)	$3,992		$(1,068)

A)
Represents pro forma amount for one additional month of amortization of premium on certificates of deposit, recorded as a Spectrum purchase accounting adjustment, which is being amortized over the remaining term of the certificates of deposit

B)
Represents reversal of severance payments of $6,718,000 to Spectrum Bank executives under change of control agreements less amortization expense related to the Spectrum core deposit intangible of $8,000.

C)	Tax provision adjustment estimated at 41% for pro forma purposes for adjustments above.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
(Dollars in Thousands)

	Professional Business Bank
		Spectrum Bank	Belvedere SoCal
			January 17 (inception) - December 31, 2007	Combined	Pro Forma Adjustments		Pro Forma Combined

Total Interest Income	$16,333	$9,495	$-	$25,828	$-		$25,828
Total Interest Expense	4,907	3,941	170	9,018	599	A	9,617
Net Interest Income Before Provision for Loan Losses	11,426	5,554	(170)	16,810	(599)		16,211
Provision for Loan Losses	2,254	870	-	3,124	-		3,124
Net Interest Income After Provision for Loan Losses	9,172	4,684	(170)	13,686	(599)		13,087
Total Non-Interest Income	436	1,693	-	2,129	(116)	B	2,013
Total Non-Interest Expense	10,641	5,802	635	17,078	(820)	C	16,258
Income (Loss) Before Tax Expense (Benefit)	(1,033)	575	(805)	(1,263)	105		(1,158)
Income Tax Expense (Benefit)	(289)	80	(332)	(541)	(267)	D	(808)
Net Income (Loss)	$(744)	$495	$(473)	$(722)	$372		$(350)

A)
Represents expense of $1.5 million in connection with the principal amount of $15 million in subordinated debentures issued by Belvedere SoCal to certain shareholders of Spectrum Bank in connection with the acquisitions less amortization of premium on certificates of deposit of $901 thousand, resulting from Professional Business Bank and Spectrum Bank purchase accounting adjustments, which is being amortized over the remaining terms of the certificates of deposit.

B)	Reversal of earnings related to the cash surrender value of life insurance held by Spectrum Bank, but surrendered under terms of the merger agreement.

C)	Represents amortization expense of $377 thousand and $95 thousand related to the Professional Business Bank and Spectrum core deposit intangibles, respectively, less merger-related expenses incurred by Professional Business Bank of $1.142 million less reversal of Spectrum Bank deferred compensation plan expenses of $150 thousand.

D)	Tax provision adjustment estimated at 41% for pro forma purposes for adjustments above excluding the merger related expenses and the reversal of income related to the cash surrender value of life insurance, which are nontaxable.

RISK FACTORS

An investment in our common stock is subject to risks, including those described below. You should carefully review the following risk factors and other information contained in this prospectus or incorporated herein before deciding whether this investment is suited to your particular circumstances.

Risks Related to Our Business

A continued deterioration in economic conditions and a slow down in growth generally could adversely affect our business, financial condition, results of operations and prospects.  Such a deterioration could result in a variety of adverse consequences to us, including the following:

•	Loan delinquencies may increase, which would cause us to increase loan loss provisions, reduce our net interest income and our earnings and weaken our balance sheet;

•	Problem assets and foreclosures may increase, which could result in higher operating expenses, as well as possible increases in our loan loss provisions;

•	Demand for our products and services may decline including specifically, the demand for loans, which would cause our revenues, which include net interest income and noninterest income, to decline; and

•	Collateral for loans made by us may decline in value, reducing a customer’s borrowing power, and reducing the value of assets and collateral associated with our loans.

The current changing economic environment poses significant challenges for us.

We are operating in a challenging and uncertain economic environment, including generally uncertain national and local conditions.  Financial institutions continue to be affected by the softening of the real estate market and constrained financial markets.  While we have very limited direct exposure to the residential real estate market and while we have no sub-prime residential loans or securities backed by such loans on our books, we are nevertheless affected by these events.  Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, interest rate resets on adjustable rate mortgage loans and other factors could have adverse effects on our borrowers which would adversely affect our financial condition and results of operations.  This deterioration in economic conditions coupled with a possible national economic recession could drive losses beyond that which is provided for in our allowance for loan losses.

SoCal has a very limited operating history and cannot assure profitability.

SoCal was formed specifically for the acquisition of Professional Business Bank and to be the platform for the Fund’s expansion into the Southern California financial services market. The acquisitions of Professional Business Bank and Spectrum Bank closed on November 23, 2007, and January 31, 2008, respectively, and SoCal has had very limited operations to date. SoCal’s business is subject to the risks inherent in the establishment of any new business enterprise in addition to the special risks of starting a new bank holding company and implementing the business strategy proposed by the Fund, including anticipated losses for the first several years of operations and the need to integrate multiple acquisitions. No assurances can be given that we will succeed or when we will achieve profitability.

SoCal incurred significant costs and debt associated with its acquisitions and to support its operations.

SoCal incurred transaction costs totaling approximately $2.6 million, issued $20.0 million in perpetual preferred stock, and issued $15.5 million of notes to support the issuance of trust preferred securities in connection with the acquisitions of Professional Business Bank and Spectrum Bank.  SoCal also borrowed $8.0 million represented by a promissory note and business loan agreement, or the senior note, for general corporate purposes.

We may incur additional material charges to reflect additional costs associated with the acquisitions, including charges associated with the impairment of any goodwill booked in connection with the acquisitions.  The interest payments on the trust preferred securities and other debt will have an adverse effect on SoCal’s profitability and will contribute to the yearly losses that it expects to incur for the next several years.

Our future operations and the implementation of our growth plans require that we have sufficient cash flows and access to capital at SoCal.

To service SoCal’s obligations under the junior subordinated notes from its existing trust preferred securities and its other debt, SoCal must have adequate available cash.   SoCal will continue to be dependent in large part on the ability of the Subsidiary Bank to generate earnings in sufficient amounts to both support its own growth and to allow dividends to be paid to SoCal, which can be used to fund SoCal’s various obligations.  If the Subsidiary Bank sustains prolonged losses, its ability to support its own growth and legally pay dividends to SoCal will be compromised.  In fact, at this time, the Subsidiary Bank cannot pay dividends at all under applicable regulatory restrictions and has limited ability to pay dividends pursuant to the $8.0 million senior note.  Moreover, even if our Subsidiary Bank is profitable enough to support its own growth, and to pay dividends to SoCal, there is no guarantee that the amount of dividends that may legally be paid to SoCal will be adequate to satisfy its obligations.  In such an event, SoCal may need to seek more capital in order to fund its obligations, which may be difficult to obtain.  In addition, the success of SoCal’s growth strategy is dependent upon SoCal having access to, or being able to raise, additional capital to fund future acquisitions and/or to support growth of the Subsidiary Bank.  The persistence of a troubled credit market in the United States may materially impact the availability of capital on reasonable terms.  Either sustained losses at our Subsidiary Bank or continued disruption of capital markets will have a material adverse effect on SoCal’s operations and ability to implement its growth plans.

Failure to successfully execute our business strategy will adversely affect our performance and the ability of the Subsidiary Bank to generate earnings sufficient to allow SoCal to meet its obligations.

Our financial performance and profitability depend on our ability to execute our business strategy. The Fund intends to use SoCal as the platform for an expansion into Southern California. Our business strategy includes plans for aggressive organic growth and growth by acquisition.

Such a strategy presents a number of risks, including, most significantly, our over-estimating the amount of business that we will be able to generate as a result of organic growth and future acquisition activity. Additionally, substantial expenses for leases, furniture, fixtures, leasehold improvements, personnel, and acquisition costs will be incurred as we expand our franchise. These increased expenses along with interest or dividend payments on preferred stock, trust preferred securities and any other debt used to finance our expansion will adversely affect our profitability and we currently anticipate that the implementation of these plans will delay our profitability for the first several years of operations. We may be unsuccessful in implementing our strategy, or our strategy may not produce growth and/or profits. Moreover, continued growth may present operating and other problems that could adversely affect our business, financial condition and results of operations.

As a result of our business strategy, we do not expect to become profitable in the next several years. While the Subsidiary Bank is expected to be profitable on a month to month basis by the end of this year, dividends from the Subsidiary Bank are not expected to generate sufficient cash flows to service interest payments on our trust preferred securities and our senior debt.  Thus, the only source of payment on the trust preferred securities and the senior debt that we anticipate will be available is cash on hand at SoCal and any cash SoCal is able to raise or borrow.

A component of our business strategy is to expand by acquiring other financial institutions. We may not be able to successfully implement this part of our business strategy, and therefore our performance and profitability may suffer.

Growth through acquisitions of banks represents a key component of our business strategy. Any future acquisitions will be accompanied by the risks commonly encountered in acquisitions, including disruption of our business, expenses of integration, increased administrative and personnel expenses, and inability to make the combined operations profitable. These acquisitions may require that we take on additional debt obligations or issue additional trust preferred instruments.

SoCal is dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect its prospects.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of and experience in the California community banking industry. The process of recruiting personnel with the combination of skills and attributes required to carry out our strategies will often be lengthy. SoCal’s success depends to a significant degree upon its ability to attract and retain qualified management, loan and deposit origination, administrative, marketing and technical personnel and upon the continued contributions of its management and personnel. In particular, SoCal’s success will be highly dependent on retaining certain of the existing management personnel at the Subsidiary Bank, as well as on attracting and retaining the relationship managers which are key to our organic growth plan. In addition, SoCal’s success will be highly dependent on retaining the current executive management team of SoCal, which includes William Baribault, Chief Executive Officer, and Alan Lane, Executive Chairman, who will work directly with the management team of the Subsidiary Bank to implement the strategic direction of SoCal’s Board of Directors. We believe this management team, comprised principally of California natives or long-time residents who have worked in the banking industry for a number of years, is integral to implementing our business strategy. The loss of the services of any one of them could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

Changes in the interest rate environment may reduce our net interest income. A substantial portion of our Subsidiary Bank’s income will be derived from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Because of the differences in the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities, we anticipate that changes in interest rates will not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread and, in turn, our profitability. In addition, loan volumes are affected by market interest rates on loans; rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will decline and in falling interest rate environments, loan repayment rates will increase. We cannot assure you that we can minimize our interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Interest rates will also affect how much money we can lend. When interest rates rise, the cost of borrowing increases. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan and deposit origination volume, business, financial condition, results of operations and cash flows.

We will face strong competition from financial service companies and other companies that offer banking services which could hurt our business.

We plan to conduct our banking operations exclusively in Southern California. Increased competition in our markets may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we plan to offer in our planned service areas. These competitors include national banks, regional banks and other community banks. We will also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors will include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions may have larger lending limits which would allow them to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers and a range in quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-market financial intermediaries that have opened loan production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to achieve appropriate loan growth and level of deposits and our business, financial condition, results of operations and cash flows.

The types of loans in our Subsidiary Bank’s portfolio have a higher degree of risk than other loans and a downturn in our real estate markets could, therefore, hurt our business.

A continuing downturn in our real estate markets could hurt our business because many of our Subsidiary Bank’s loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. If real estate prices continue to decline, the value of real estate collateral securing our loans will be reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans. As of June 30, 2008, approximately 70% of the book value of Professional Business Bank’s loan portfolio consisted of loans collateralized by various types of real estate.  As of June 30, 2008, approximately 73% of the book value of Spectrum Bank’s loan portfolio consisted of loans collateralized by various types of real estate. All of our Subsidiary Bank’s real property collateral is located in California. If there is a significant decline in real estate values, especially in California, the collateral for our loans will provide less security. Real estate values could be affected by, among other things, earthquakes and natural disasters particular to California. Any such downturn could have a material adverse effect on our business, financial condition, results of operations and cash flows. The Subsidiary Bank does not engage in “subprime” or “Alt-A” lending.

In addition, federal banking regulators recently issued final guidance regarding commercial real estate lending. This guidance suggests that institutions that are potentially exposed to significant commercial real estate concentration risk will be subject to increased regulatory scrutiny. Institutions that have experienced rapid growth in commercial real estate lending, have notable exposure to a specific type of commercial real estate lending, or are approaching or exceed certain supervisory criteria that measure an institution’s commercial real estate portfolio against its capital levels, may be subject to such increased regulatory scrutiny. Our commercial real estate portfolio may be viewed as falling within one or more of the foregoing categories, and accordingly we may become subject to increased regulatory scrutiny because of our commercial real estate portfolio. If it is determined by our regulator that we have an undue concentration in commercial real estate lending, we may be required to maintain increased levels of capital and/or be required to reduce our concentration in commercial real estate loans.

We have a limited service area.  This lack of geographic diversification increases our risk profile.

Our operations are located in Southern California.  As a result of this geographic concentration, our results depend largely upon economic and business conditions in this area.  Deterioration in economic and business conditions in our service area could have a material adverse impact on the quality of our loan portfolio and the demand for our products and services, which in turn may have a material adverse effect on our results of operations.

A major disaster in Southern California could result in material loss to us.  California is prone to earthquakes, fires, flooding and other natural disasters.  Los Angeles, as a major urban area, is at risk from terrorist attack.  Many of our borrowers could suffer uninsured property damage, experience interruption of their business or lose their jobs after a major disaster.  Those borrowers might not be able to repay their loans, and the collateral for loans could decline significantly in value.

If we cannot attract deposits, our growth may be inhibited.

We plan to increase significantly the level of our assets, including our loan portfolio. Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. We intend to seek additional deposits by offering deposit products that are competitive with those offered by other financial institutions in our markets and by establishing personal relationships with our customers. We cannot assure you that these efforts will be successful. Our inability to attract additional deposits at competitive rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our allowance for loan losses may not be adequate to cover actual losses.

A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors, and related parties may fail to perform in accordance with the terms of their loans and leases. The underwriting and credit monitoring policies and procedures that our Subsidiary Bank has adopted to address this risk may not prevent unexpected losses that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond our ability to predict, influence, or control.

Like all financial institutions, our Subsidiary Bank maintains an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our business, financial condition, results of operations and cash flows. The allowance for loan losses reflects our estimate of the probable losses in our loan portfolio at the relevant balance sheet date. Our allowance for loan losses is based on prior experience, as well as an evaluation of the known risks in the current portfolio, composition and growth of the loan portfolio and economic factors. The determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. While we believe that our allowance for loan losses is adequate to cover current losses, we cannot assure you that we will not increase the allowance for loan losses further, or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our business, financial condition, results of operations and cash flows.

We may need to record an impairment loss on goodwill in 2008.

Our market capitalization is currently less than total shareholders’ equity.  We will consider this and other factors, including our results of operation, and determine whether a valuation of the Subsidiary Bank is necessary to determine whether goodwill is impaired.  It is possible that we will record an impairment loss on goodwill in 2008 which could effect the amount of trust preferred securities that we are allowed to include for tier 1 capital purposes..

We will rely on communications, information, operating and financial control systems technology from third-party service providers, and we may suffer an interruption in or break of those systems that may result in lost business.

We will rely heavily on third-party service providers for much of our communications, information, operating and control systems technology, including customer relationship management, general ledger, deposit servicing and loan origination systems. Any failure or interruption or breach in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit servicing and/or loan origination systems. We cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could have a material adverse effect on our business, financial condition, results of operations and cash flows. If any of our third-party service providers experience financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in the existing systems utilized by our Subsidiary Bank without the need to expend substantial resources, if at all. Any of these circumstances could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We will be exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our business, financial condition, results of operations and cash flows may be materially and adversely effected.

If we fail to maintain an effective system of internal and disclosure controls, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial reporting, which would harm our business.

Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. As part of our ongoing monitoring of internal controls we may discover material weaknesses or significant deficiencies in our internal control as defined under standards adopted by the Public Company Accounting Oversight Board, or PCAOB, that require remediation. Under the PCAOB standards, a “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A “significant deficiency” is a control deficiency or combination of control deficiencies, that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a company’s financial reporting.

As a result of weaknesses that may be identified in our internal controls, we may also identify certain deficiencies in some of our disclosure controls and procedures that we believe require remediation. If we discover weaknesses, we will make efforts to improve our internal and disclosure controls. However, there is no assurance that we will be successful. Any failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls could harm operating results or cause us to fail to meet our reporting obligations. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information.  These circumstances could make it difficult or impossible for us to raise additional capital.

SoCal and the Subsidiary Bank will be subject to extensive government regulation. These regulations may hamper our ability to increase assets and earnings.

Our operations and those of the Subsidiary Bank will continue to be subject to extensive regulation by federal, state and local governmental authorities and subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are various currently proposed laws, rules and regulations that, if adopted, would impact our operations. We cannot assure you that these proposed laws, rules and regulations or any other laws, rules or regulations will not be adopted in the future, which could make compliance much more difficult or expensive, restrict our ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us or otherwise adversely affect our business, financial condition, results of operations or cash flows.

 The Fund’s general partner provides management services and oversight to SoCal and the Subsidiary Bank, in addition to being general partner of the controlling shareholder, which may present a conflict between the interests of the Fund, SoCal and holders of the common stock.

SoCal and the Subsidiary Bank have entered into a management agreement with the Fund and the Fund’s general partner, under which the Fund’s general partner will provide certain management services to SoCal and the Subsidiary Bank for a yearly fee. The fee will be equal to 5% of the Subsidiary Bank’s pre-tax income but in no event shall such yearly fee be less than $200,000 or more than $750,000.  The execution of our business strategy will be, in some ways, dependent on the management expertise of the Fund in pursuing the use of SoCal and the Subsidiary Bank as its platform for expansion into the financial services market in Southern California. The Fund’s agreements with the Subsidiary Bank and SoCal, related fees, participation in management of SoCal, and its controlling interest in SoCal may present conflicts of interest between the Fund and the holders of the common stock.

The Fund may also seek to deploy its assets into investments in the financial services industry through vehicles other than SoCal.

The growth component of the business strategy is dependent, in part, on the ability of the Fund to support additional growth through acquisitions, by providing additional capital to SoCal.  The Fund has limited capital resources and may choose not to invest additional capital in SoCal, but rather utilize its capital to pursue other opportunities which it may consider, in its sole discretion, to be more advantageous to the Fund.  Therefore, at a time when SoCal may need funds, they may not be available from the Fund on any terms.

Risks Related to an Investment in Our Shares

We may stop providing financial information about our company to the public, which could cause the common stock to lose value or have a more uncertain value.

At the end of 2008, our obligation to file certain reports under the Exchange Act will end and it appears that we will be eligible under applicable SEC rules to suspend our filing obligation.    As a result, we would no longer be subject to many SEC reporting obligations. If we were to suspend our SEC reporting obligations, we would no longer file, among other things, annual or quarterly reports with the SEC or other reports required by Section 13 of the Exchange Act.

Information regarding our business, results of operations and financial condition that is currently available to the general public and our investors would not be available if we were to suspend our SEC reporting obligations.  As a result of suspension of our SEC reporting obligations, investors in the common stock would not receive the benefit of the protections provided to security holders of a company subject to SEC reporting obligations, including, but not limited to, certain corporate governance, reporting and management certifications required under the Sarbanes-Oxley Act of 2002 and disclosure and liability applicable to reports and statements made pursuant to the requirements of the Exchange Act.  Without this public information and these protections, the common stock may lose value and its value will be more uncertain.

Only a limited market exists for our common stock that could lead to price volatility and losses for investors purchasing in this offering.

Our common stock is traded in the over-the-counter market and our trading volume is very small.  We do not believe that an active trading market for our common stock will develop as a result of this offering.  The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading of our common stock.  In addition, even if a more active market in our common stock develops, we cannot assure you that such a market will continue or that you will be able to sell your shares at or above the  subscription price.

SoCal’s business strategy is focused on building long-term shareholder value which will likely have an adverse impact in the trading value of its common stock in the near term.

SoCal’s organic growth plan focuses on a significant expansion of the balance sheet intended to enhance the long-term value of an investment in SoCal stock. In the first several years, the costs of this balance sheet expansion, reflected in significant increases in non-interest expense and debt service are expected to result in yearly losses. In turn, these losses are likely to have an adverse impact on the trading value of shares of SoCal common stock. As a result, our common stock should not be considered a suitable investment for an investor seeking short term appreciation and/or cash dividends.

Concentrated ownership of our common stock creates a risk of sudden changes in our share price and deters possible acquirers from pursuing an acquisition of us.

At June 30, 2008, the Fund owned [*] % of our shares of common stock. The Fund’s percentage ownership may increase as a result of this offering. Another entity or person can not acquire control of us without the approval and support of the Fund, potentially depriving shareholders of an opportunity to sell their shares of common stock at a premium over prevailing market prices as a result of a takeover bid or merger.

Additionally, the Fund’s ownership concentration does subject other holders of common stock to a greater risk of price fluctuations because of the limited trading market for the stock.  The sale by the Fund of a significant portion of its SoCal holdings could also have a material adverse effect on the market price of our common stock.

We do not pay dividends on our common stock.

We intend to follow a policy of retaining earnings, if any, for the purpose of increasing our capital, supporting further growth and servicing our debt.  It is not anticipated that we will begin to pay cash dividends on our common stock anytime in the foreseeable future.

The subscription price was arbitrarily determined.

Since we have a limited operating history and a very thinly traded public market for our common stock, the subscription price of $[*] per share for the shares of our common stock has been determined arbitrarily by our Board of Directors after considering a number of factors and the advice of [*].  Such price is not based entirely on earnings, historical operations or assets.  See “THE RIGHTS OFFERING – Determination of Subscription Price.”

Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds effectively.

We currently anticipate that we will use the net proceeds of the rights offering for general corporate purposes, including investments in our Subsidiary Bank, Professional Business Bank, and our management may allocate the proceeds among such purposes as it deems appropriate.  Accordingly, our management will retain broad discretion to allocate the net proceeds of this offering.  The net proceeds may be applied in ways with which you and other investors in the offering may not agree.  Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us profitable.  In addition, it may take us some time to deploy the proceeds from this offering effectively in accordance with our intended uses.  Management’s failure to utilize the proceeds effectively could have an adverse effect on our business, financial condition and results of operations.

All exercises of subscription rights are irrevocable, even if the market price of our common stock declines below the subscription price you have paid.

Once you exercise your subscription rights, you may not revoke them.  It is possible that the market price of our common stock will decline after you elect to exercise your subscription rights.  If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss.

It is not anticipated that a public trading market for the subscription rights will develop.

There has been no prior market for the rights and it is possible that a market will not develop or, if a market develops, it is probable that it will not continue until the expiration date of the rights offering. In the event a market develops, the market price for the subscription rights may be subject to significant fluctuations prior to the expiration date of the rights offering. Our right to terminate the rights offering prior to its completion may limit the transferability of the subscription rights. We do not intend to do anything to facilitate the development of such a market.

We may cancel the rights offering at any time prior to the expiration of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return your exercised payments.  Furthermore, if you have purchased subscription right, you may lose your investment in such rights.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering prior to the expiration of the rights offering. If the rights offering is cancelled, all subscription payments that the subscription agent has received will be returned, without interest, as soon as practicable. If holders of subscription rights have purchased their subscription rights, the amounts they paid will not be returned by us or any other person, resulting in a loss of their investment.

If you do not act promptly and follow the subscription instructions, we may reject your exercise of subscription rights.

If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at [*] p.m., Eastern Time, on [*], 2008. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee holder acts for you and that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. We are not responsible if your broker, or other nominee holder, fails to ensure that the subscription agent receives all required forms and payments before the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights prior to the expiration of the rights offering, the subscription agent may reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertake any responsibility to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which may be identified by the use of such words as “may,” “believe,” “expect,” “intend,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations, plans, objectives, future performance or expectations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, those described in the “RISK FACTORS” section and the following:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;

•	there may be increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment could adversely affect our results of operations and financial condition;

•	changes in accounting principles, policies or guidelines;

•
general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate;

•	legislative or regulatory changes may adversely affect our business;

•	changes in management’s estimate of the adequacy of the allowance for loan losses;

•	litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate;

•	changes in deposit flows, loan demand or real estate values may adversely affect our business;

•	technological changes may be more difficult or expensive than we anticipate; and

•	success or consumption of new business initiatives may be more difficult or expensive than we anticipate.

Any or all of our forward-looking statements in this prospectus and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. All forward-looking statements contained in this prospectus are expressly qualified by these cautionary statements.

TRADING HISTORY

Market Information

Our common stock is listed on the OTCBB under the symbol “BLVE”

There were no trades of our common stock in 2007.  The following table presents for each quarterly period since December 31, 2007 the high and low closing prices of our common stock.  Prices do not include retail mark-ups, markdowns, or commissions.

Quarter Ended	Closing Prices

	Low	High
2008
March 31	11.80	21.60
June 30	7.05	12.10
Through [*]

           The last trade in our stock, of which we are aware, occurred on [*] for [*] shares at $[*] per share.

Holders

As of June 30, 2008, there were approximately [*] shareholders of record of our common stock.  The perpetual preferred stock is the only other class of common or preferred equity outstanding.  Please see “SOCAL STOCK – Preferred Stock”.  The Fund currently owns all the outstanding shares of the perpetual preferred stock.

Dividends

Holders of our common stock are entitled to receive dividends when and as declared by our Board of Directors, out of funds legally available therefore, subject to a variety of regulatory and contractual restrictions.   We have paid no cash dividends on our common stock since our inception and we have no present intent to commence the payment of dividends on our common stock in the foreseeable future.

Whether or not dividends will be paid in the future will be determined by our Board of Directors after consideration of various factors.  Our profitability and regulatory capital ratios in addition to other financial conditions will be key factors considered by the Board of Directors in making such determinations regarding the payment of dividends.

USE OF PROCEEDS

The net proceeds from the offering are estimated to be $[*] million.  We intend to use the proceeds from the sale of the common stock for general corporate purposes, including debt service, or to support the growth of the Subsidiary Bank, as necessary. The proceeds will also satisfy regulatory requirements for additional capital, if necessary.

CAPITALIZATION

The following table sets forth the consolidated capitalization of SoCal as of June 30, 2008, as adjusted to give effect to (i) the exchange by the Fund of the shares of perpetual preferred stock for shares of common stock in this rights offering and (ii) the issuance of the maximum number of other shares of common stock to be issued in this rights offering. You should read the following table together with SoCal’s consolidated financial statements and notes thereto incorporated by reference into this prospectus.

	June 30, 2008
	Actual	Adjusted
	(Dollars in thousands)
Long-term Debt:
Junior subordinated debentures	$15,464	$15,464
Notes payable	8,000	8,000
Total long-term debt	$23,464	$23,464

Shareholders’ equity:
Perpetual Preferred Stock: 868,299 shares outstanding	$21,307	$0
Common stock: 20,000,000 shares authorized; 3,330,738 shares outstanding	57,917
Undivided profits	(3,338)
Accumulated other comprehensive income	(295)
Total shareholders’ equity	$75,591
Total long-term debt and shareholders’ equity	$99,055

Capital Ratios:
Based on Current Regulatory Guidelines
Tier 1 Capital (to average assets)	7.86%
Tier 1 Capital (to risk-weighted assets)	8.74%
Total Risk-Based Ratio	9.99%
Based on Regulatory Guidelines Effective March 31, 2009
Tier 1 Leverage Ratio	4.99%
Tier 1 Risk-Based Ratio	5.63%
Total Capital (to risk-weighted assets)	9.99%

SOCAL STOCK

SoCal is authorized by its articles of incorporation to issue 20,000,000 shares of no par value common stock and 20,000,000 shares of preferred stock. As of June 30, 2008 there were 868,299 shares of preferred stock issued and outstanding and 3,330,738 shares of common stock issued and outstanding.

Common Stock

Holders of SoCal common stock are entitled to one vote, in person or by proxy, for each share of stock held of record in the shareholder’s name on SoCal’s books as of the record date on any matter submitted to the vote of the shareholders. SoCal’s shares of common stock may be voted cumulatively in connection with the election of directors.

Each of SoCal’s shares of common stock has the same rights, privileges and preferences as every other share, and will share equally in SoCal’s net assets upon liquidation or dissolution. SoCal stock has no preemptive, conversion or redemption rights or sinking fund provisions, and all of the issued and outstanding shares of common stock are fully paid and nonassessable.

SoCal’s shareholders are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefore and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the laws of California).

The transfer agent and registrar for SoCal common stock is Registrar and Transfer Company

Preferred Stock

In connection with the 20,000,000 shares of preferred stock authorized in its articles of incorporation, SoCal’s Board of Directors has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences.

On December 10, 2007, SoCal sold to the Fund 800,000 shares of the newly designated Series A Non-Cumulative Perpetual Preferred Stock for $25.00 per share, or an aggregate of $20,000,000.  The perpetual preferred stock was not registered under the Securities Act of 1933.  The terms of the perpetual preferred stock are set forth in a Certificate of Determination filed with the California Secretary of State on December 10, 2007.  Pursuant to the Certificate of Determination the perpetual preferred stock (a) ranks senior to SoCal’s common stock in both liquidation rights and dividend rights, (b) is entitled to receive a non-cumulative dividend payable in cash or stock at the option of SoCal, equal to an annual rate of 15% of the original purchase price per share, payable quarterly, when, as and if declared by SoCal’s Board of Directors, (c) carries no voting rights other than in respect of any special or annual meeting called for the purpose of amending, altering or repealing any provision of SoCal’s Articles of Incorporation or the Certificate of Determination that would impair the rights of the perpetual preferred stock, (d) prohibits the payment of dividends on SoCal’s common stock in any quarterly dividend period if during such period full accrued dividends shall not have been paid or declared and set apart for payment on the Preferred Stock, and (e) is redeemable by SoCal at any time, to the extent such redemption is approved by the Federal Reserve, for cash at $25.00 per share plus any unpaid dividends.

Since December 10, 2007, SoCal has issued an additional 68,299 shares of the perpetual preferred stock as dividends in lieu of cash dividends.  In connection with the rights offering, the Fund will exchange all of the perpetual preferred stock for [*] shares of our common stock at the subscription price of [*] per share.

Anti-Takeover Provisions in SoCal’s Articles of Incorporation and Bylaws

SoCal’s articles of incorporation and bylaws contain certain provisions that deal with matters of corporate governance and certain rights of shareholders which might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual shareholders may deem to be in their best interest, or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of an incumbent Board of Directors or management more difficult.

Directors. Certain provisions of SoCal’s articles of incorporation and bylaws will impede changes in majority control of the Board of Directors. SoCal’s articles of incorporation and/or bylaws provides that:

•	the size of the Board of Directors may be increased or decreased only by a majority vote of the whole board;

•
any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office;

•	a director, in general, may only be removed by the affirmative vote of a majority of the shares eligible to vote; and

•	a procedure for the nomination of directors by shareholders.

Restrictions on Call of Special Meetings. The bylaws provide that a special meeting of shareholders may be called only by the Board of Directors, chairman of the board, the president or by holders of 10% or more of SoCal’s voting stock.

Authorized Shares. SoCal’s certificate of incorporation authorizes the issuance of 20,000,000 shares of common stock and 20,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized to provide SoCal’s Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, and the exercise of employee stock options. However, these additional authorized shares may also be used by the Board of Directors, to the extent consistent with its fiduciary duty, to deter future attempts to gain control of SoCal. As a result of the ability to fix voting rights for a series of preferred stock and to issue additional shares of common stock, the Board of Directors has the power to issue stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of SoCal, and thereby allow members of management to retain their positions.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should carefully read the information set forth under “RISK FACTORS.”

General Description of the Rights Offering

•	We are issuing transferable subscription rights to each holder of record of our common stock on the record date at no charge.

•	You are a holder of record only if your name is registered as a holder of our common stock as of the record date.

•	The record date is [*] p.m., Eastern Time, on [*], 2008.

•
If, as of the record date, you held shares of our common stock, we are issuing to you [* ] transferable subscription right[s] for every [*] share[s] of common stock held by you on the record date. We will not distribute any fractional subscription rights but will round the number of subscription rights you receive down to the nearest whole number.

•
As of the record date, we had [*] shares of our common stock issued and outstanding. Because we are issuing [*] transferable subscription right[s] for every [*] share[s] of our common stock held by existing shareholders on the record date, we are issuing in the aggregate [*] transferable subscription rights.

•	Every [*] subscription right[s] will entitle you to purchase [*] share[s] of our common stock for $[*] per share.

•
In addition, we are providing to existing shareholders that exercise all of their basic subscription rights the opportunity to make oversubscription requests and purchase those shares that are not purchased by other existing shareholders through the exercise of their basic subscription rights. If the oversubscription requests exceed the number of shares available, we will allocate the available shares, pro rata, among those who have made oversubscription requests.

•	The subscription rights are transferable.

•
The Fund has indicated that it will not exercise of any of its subscription rights for cash.  Instead, the Fund and we have agreed that the Fund will exchange all of the outstanding shares of  the perpetual preferred stock that it owns (valued at $25.00 on a stated value basis) for shares of our common stock that it would otherwise be entitled to purchase pursuant to the exercise of all of its subscription rights at the subscription price of $[* ] per share.

•
If your shares of our common stock are held by a broker, custodian bank or other nominee, you should promptly contact your broker, or other nominee holder, and provide your instructions for exercising your subscription rights. Your broker, or other nominee holder, is the holder of record with respect to your existing shares and will have to act on your behalf in order for you to exercise your subscription rights.

•	The expiration date for the rights offering is [*] p.m., Eastern Time, on [*], subject to extension at our discretion.

•	The subscription agent for the rights offering is [*].

Subscription Price

The subscription price for shares of our common stock in the rights offering is $[*] per share.

Subscription Rights and the Oversubscription Privilege

Basic Subscription Right. Every [*] subscription right[s] will entitle you to purchase [*] share[s] of our common stock at the subscription price. You are entitled to subscribe for all, or any portion, of our common stock which may be acquired through the exercise of your subscription rights. We will deliver certificates representing your shares of our common stock, or credit your account at your nominee holder with shares of our common stock, that you purchased pursuant to your basic subscription rights as soon as practicable after the rights offering has expired. If you exercise fewer than all of the subscription rights to which you are entitled, you may direct the subscription agent to attempt to sell your remaining subscription rights and/or transfer your remaining subscription rights to a designated transferee.

Oversubscription Privilege. If you purchase all of the shares available to you pursuant to your basic subscription rights, you will be entitled to subscribe for shares that are not being purchased by other existing shareholders through the exercise of their basic subscription rights, subject to the limitations described below. Shares of our common stock will be available for purchase pursuant to the oversubscription privilege only to the extent that those shares have not been subscribed for through exercise of other existing shareholders’ basic subscription rights.

In order to properly exercise your oversubscription privilege you must deliver the full subscription payment related to your oversubscription request prior to the expiration of the rights offering. If you subscribe for fewer than all of the shares available to you under your basic subscription right, you will not be entitled to any oversubscription privilege. If sufficient shares are available, we will seek to honor the oversubscription requests in full. However, we can provide no assurance that your oversubscription request will be granted in full at the expiration of the rights offering. If the oversubscription requests exceed the number of shares available, we will allocate the available shares among those who have made oversubscription requests, pro rata, based on each oversubscription request received in relation to the total number of shares available to satisfy oversubscription requests. Payments for oversubscriptions will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares to be issued pursuant to the oversubscription privilege. If the pro rated amount of shares allocated to you in connection with your oversubscription privilege is less than your oversubscription request, then the excess funds held by the subscription agent on your behalf will be returned to you without interest, as soon as practicable. If the amount you actually paid in connection with the exercise of the oversubscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the oversubscription privilege (subject to proration as described above). We will deliver certificates representing your shares of our common stock, or credit your account at your nominee holder with shares of our common stock, that you purchased pursuant to your oversubscription privilege as soon as practicable after the rights offering has expired and all proration calculations and reductions contemplated by the terms of the rights offering have been effected.

If you hold your shares of our common stock through a broker, or other nominee holder, we recommend that you contact your broker, or other nominee holder, and direct your broker, or other nominee holder, to exercise, transfer or sell your subscription rights in accordance with your instructions. In order to exercise the oversubscription privilege, nominee holders will be required to certify to the subscription agent, and to us, the aggregate number of rights being exercised in connection with the oversubscription privilege and the number of shares being subscribed for by each beneficial owner of subscription rights on whose behalf the nominee holder is acting.

No Fractional Shares

We will not issue fractional shares. Fractional shares of our common stock resulting from the exercise of your basic subscription rights and oversubscription privilege will be eliminated by rounding down to the nearest whole share, with your total subscription payment being adjusted accordingly. Any excess subscription payments that the subscription agent receives will be returned, without interest, as soon as practicable.

Method of Transferring Rights

We are distributing transferable subscription rights. There has been no prior trading in the subscription rights and we do not anticipate that a trading market for the subscription rights will develop.

Your subscription rights are evidenced by a single subscription rights certificate, which may be transferred in whole or in part (but no fractional rights), by endorsing the subscription rights certificate in accordance with the instructions accompanying this prospectus. You may transfer your subscription rights in whole or in part (but no fractional rights) by delivering a properly endorsed subscription rights certificate to the subscription agent with instructions to register all of your subscription rights, or that portion of the subscription rights indicated on the endorsement, in the name of your identified transferee and to issue a new subscription rights certificate to your transferee evidencing the transferred rights. If fewer than all of your subscription rights are transferred, a new subscription rights certificate evidencing the balance of your rights will be issued to you or, if you instruct, to an additional transferee.

Subscription Agent

The subscription agent for this offering is [*]. The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments, other than wire transfers, should be mailed or delivered is:

By Mail
[*]

By Hand or By Overnight Courier
[*]

If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different from that described in this prospectus, we may not honor the exercise of your subscription rights.

How to Exercise Your Rights to Subscribe for Shares of Our Common Stock

You should carefully read your subscription rights certificate and other forms and related instructions that accompany this prospectus. You should promptly call us or the subscription agent with any questions you may have regarding how to exercise your rights.

Subscription by Registered Holders

You may exercise your rights by delivering to the subscription agent before the expiration date:

•	the properly completed and executed subscription rights certificate, together with any required signature guarantees, before [*] p.m., Eastern Time, on [* ], 2008, and

•	payment in full of the aggregate subscription price for each share of common stock you wish to purchase pursuant to your basic subscription rights and oversubscription privilege.

All subscription rights certificates and subscription price payments must be received by the subscription agent before the expiration date at the address below:

By Mail
[*]

By Hand or By Overnight Courier
[*]

The subscription agent’s telephone number is: [(       ) xxx-xxxx].

The method of delivery of the subscription rights certificate and payment of the subscription price to the subscription agent will be at your election and risk. If subscription rights certificates and subscription price payments are sent by mail, you are urged to use registered mail, properly insured, with return receipt requested, and you are urged to allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration date.

Subscription by Beneficial Owners

If you are a beneficial owner of shares that are registered in the name of a broker, custodian bank, or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should instruct your broker, or other nominee holder, to exercise your subscription rights on your behalf and deliver all documents and payments to the subscription agent before [* ] p.m., Eastern Time, on [*], 2008. We will not consider your subscription rights exercised unless the subscription agent receives from you, your broker, custodian bank, nominee, or institution, as the case may be, all of the required documents and your full subscription payment before [ * ] p.m., Eastern Time, on [*], 2008.

How You Should Pay When You Exercise Your Rights to Subscribe for Shares of Our Common Stock

To timely exercise your subscription rights and your oversubscription privilege, the subscription agent must receive your aggregate payment of the subscription price before the expiration date in the form of:

•	a certified or cashier’s check drawn upon a U.S. bank, or a U.S. postal money order, payable to [* ];

•	a personal check payable to [*] that must have cleared payment before the expiration date; or

•	a wire transfer of funds to the account maintained by [*] for this rights offering at:

[  *  ]

Funds received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;

•	receipt by the subscription agent of any certified check or cashier’s check, drawn upon a U.S. bank;

•	receipt by the subscription agent of any U.S. postal money order; or

•	receipt of collected funds in the subscription agent’s account.

Funds paid by uncertified personal check may take at least five business days to clear. If you pay the aggregate subscription price by means of an uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the subscription agent receives your payment before that time. We are not responsible for any delay in payment by you. If a personal check clears after the expiration date, it may still  be deemed to have been received in time. Accordingly, we recommend that you consider payment by means of a certified or cashier’s check, money order or wire transfer of funds.

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to Belvedere SoCal. Except as described below under “—Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. You and your nominee, if any, bear the risk of delivery of all documents and payments and neither we nor the subscription agent have any responsibility for such deliveries.

The funds received in payment of the subscription price under your basic subscription rights will be held by the subscription agent in an account created by the subscription agent in connection with this rights offering. Payments for oversubscription requests will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares to be issued pursuant to all of the oversubscription requests. The accounts in which funds will be held for this rights offering may not be insured by the Federal Deposit Insurance Corporation. Any interest earned on the funds held for this offering will be retained by us.

When the Rights Offering Expires

The rights offering expires at [*] p.m., Eastern Time, on [*], subject to extension at our discretion. After this time, no one can exercise subscription rights.

To exercise subscription rights in a timely manner, the subscription agent must actually receive your properly executed and completed subscription rights certificate, together with any required signature guarantees and full payment for all shares you wish to purchase (including shares pursuant to your oversubscription privilege), before the expiration date. We will not be obligated to honor any purported exercise of subscription rights after the expiration date, regardless of when the documents relating to that purported exercise were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may extend the expiration date by giving oral or written notice to the subscription agent on or before the expiration date, followed by a press release issued no later than 10:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. The rights offering will not be extended to a time later than [*] p.m., Eastern Time, on [*], 2008.

Incomplete Forms and Insufficient or Excess Payment

If you do not indicate the number of subscription rights being exercised or shares being subscribed for, or do not forward sufficient payment for the number of subscription rights that you indicate are being exercised or the shares being purchased, then we are entitled to accept the subscription forms and payment for the maximum number of rights that may be exercised or shares purchased based on the actual payment delivered. We will return any payment not applied to your purchase of shares under these procedures to you as soon as practicable by mail without interest.

Instructions to Brokers or Other Nominee Holders

If you are a broker, or other nominee holder, that holds shares of our common stock for the account of beneficial owners on the record date, we request that you contact the beneficial owners as soon as possible to obtain instructions from the beneficial owners concerning their subscription rights. We have included along with this prospectus a suggested form of letter of instructions from nominee holders to beneficial owners. Our request is discussed further in that form.

If instructed by beneficial owners under the “Beneficial Owner Election Forms,” brokers or other nominee holders should complete subscription rights certificates on behalf of those beneficial owners and submit the subscription rights certificates on a timely basis to the subscription agent with the proper payment. In order to exercise the subscription rights and the oversubscription privileges on behalf of beneficial owners, nominee holders will be required to certify (by submitting the form entitled “Nominee Holder Certification,” which is included with this prospectus) to the subscription agent and to us the aggregate number of rights being exercised in connection with the subscription rights and oversubscription privileges and the number of shares being subscribed for by each beneficial owner of rights on whose behalf the nominee holder is acting. Neither we nor the subscription agent will bear any risk of loss on delivery of subscription rights certificates, payments or nominee holder certifications.

If you send subscription rights certificates and payments by mail, we urge you to allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the expiration date.

Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate states that shares are to be delivered to you as the holder of record of those subscription rights; or

•	you are an eligible institution.

Determination of Subscription Price

In determining the subscription price of $[*] per share, our Board of Directors considered a number of factors and the advice of [*]. Our objective in establishing the subscription price is to achieve the targeted net proceeds from the rights offering while providing our existing shareholders with an opportunity to make an additional investment in our company with a reduced risk of dilution to their position in the company.

In approving the subscription price, we considered such factors as the market price for shares of our common stock, our business prospects and the general condition of the securities markets.  The subscription price of $[*] per full share is not necessarily related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of our common stock. There can be no assurance, however, that the market price for our common stock will not decline during the subscription period to a level equal to or below the subscription price, or that, after exercising your rights and having shares of our common stock issued to you in connection with the rights offering, you will be able to sell those shares at a price equal to or greater than the subscription price. On [*], the last reported sales price of our common stock on the OTCBB was $[* ] per share.

We Resolve All Procedural and Other Questions

We will resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights. Our resolution will be final and binding. We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right because of any defect or irregularity.

We will not consider subscription rights certificates as received or accepted until we have waived or you have cured all irregularities within the time period we determine in our sole discretion. We do not have any duty to notify you of any defect or irregularity in your submission. We will not incur any liability for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if it does not comply with the terms of this rights offering, is not in proper form or if acceptance of your exercise and the issuance to you of our common stock could be deemed to be unlawful.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by using the following guaranteed delivery procedures:

•
deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you are electing to purchase pursuant to the exercise of your subscription rights (including your oversubscription privilege) in the manner set forth above under “—How You Should Pay When You Exercise Your Rights to Subscribe for Shares of Our Common Stock;”

•	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery;” and

•
deliver a properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantees, to the subscription agent within three business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions as to Use of Belvedere SoCal Subscription Rights Certificates,” which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•
the number of subscription rights represented by your subscription rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription rights, and the number of shares of our common stock for which you are subscribing under your oversubscription privilege, if any; and

•
your guarantee that you will deliver to the subscription agent a subscription rights certificate evidencing the subscription rights you are exercising within three business days following the date that you submit your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent as set forth above under “—Subscription and Information Agent.” If you are an eligible institution you may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at [*] and confirm facsimile receipt by telephone by calling [*].

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. To request additional copies of the form of Notice of Guaranteed Delivery, please contact [*]. [(xxx) xxx-xxxx].

Questions Concerning Exercising Your Subscription Rights

If you have any questions or requests for assistance concerning the method of exercising your subscription rights or if you need additional copies of this prospectus, please contact [*], our information agent for this rights offering, toll free at [(xxx) xxx-xxxx]. In addition, you may contact us at [*] You will not pay any fees for your questions or requests for assistance or documents.

You Cannot Revoke Your Exercise of Subscription Rights to Subscribe for Shares of Our Common Stock

Once you submit your subscription rights certificate or Notice of Guaranteed Delivery to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid even if you later learn information that you consider to be unfavorable and even if the market price of our common stock is below the subscription price. All exercises of subscription rights are irrevocable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Amendment, Withdrawal and Termination

We may amend, withdraw or terminate this rights offering at any time at our discretion. We may, for example, terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in our sole judgment and discretion would or might make the rights offering or its completion, whether in whole or in part, illegal, or otherwise restrict or prohibit completion of the rights offering. If we terminate the rights offering, we will issue a press release regarding the termination and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If holders of subscription rights have purchased their subscription rights from third parties, the amounts they paid will not be returned by such third parties or by us, resulting in a loss of their investment. We may waive any conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Issuance of Stock Certificates

All of your subscription rights will be delivered in the form of a single subscription rights certificate. Assuming proper exercise of your basic subscription rights, we will deliver stock certificates for shares of our common stock as soon as practicable after the expiration date. We will issue stock certificates for shares of our common stock purchased pursuant to your oversubscription privilege as soon as practicable after the expiration date and after all proration calculations and reductions contemplated by the terms of the rights offering have been determined. If you exercise your subscription rights and subscribe for shares of our common stock, you will have no rights as a shareholder of the shares you purchased in the rights offering until we issue you stock certificates representing those shares or credit your account at your nominee holder with shares of our common stock. We will register shares purchased by the exercise of your subscription rights in the name of the person exercising your rights, which may mean that we will register your shares in the name of your broker, or other nominee holder, if your broker, or other nominee holder, exercises your rights on your behalf.

Fees and Expenses

We will pay all fees charged by the subscription agent. We are not charging any fee or sales commission to issue subscription rights to you or to issue shares of common stock to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through your broker, or other nominee holder, you are responsible for paying any fees your broker, or other nominee holder, may charge you, as well as any commissions, fees, taxes or other expenses you may incur in connection with the exercise of the subscription rights through your broker, or other nominee holder.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of the receipt, transfer, sale, exercise and expiration of subscription rights received by them in the rights offering. For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our common stock who holds such shares as a “capital asset” for U.S. federal income tax purposes (generally property held for investment) and is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code (as defined below) or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion does not describe all of the tax consequences that may be relevant to a U.S. holder in light of its particular circumstances. For example, this discussion does not address:

•
tax consequences to U.S. holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities, insurance companies, individual retirement accounts or other tax-deferred account, or retirement plans;

•	tax consequences to persons holding shares of our common stock or subscription rights as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	tax consequences to U.S. holders whose “functional currency” is not the U.S. dollar;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any, to U.S. holders; or

•	any state, local, or foreign tax consequences.

If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds shares of our common stock, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your own tax advisors concerning the tax treatment of the receipt of subscription rights in the rights offering and the exercise and lapse of the subscription rights.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been sought or obtained from the Internal Revenue Service, or the IRS, regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth in this section, no assurance can be given that a U.S. holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY U.S. HOLDER. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, TRANSFER, SALE, EXERCISE, AND EXPIRATION OF SUBSCRIPTION RIGHTS RECEIVED IN THE RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

Receipt, Exercise and Expiration of the Subscription Rights

For U.S. federal income tax purposes, a U.S. holder should not recognize income, gain, or loss upon its receipt of subscription rights in the rights offering, the expiration of such subscription rights, or its exercise of such subscription rights.

A U.S. holder’s basis in the subscription rights received in the rights offering will generally be zero unless the subscription rights are exercised and either (1) the fair market value of the subscription rights on the date such subscription rights are distributed by us is equal to or exceeds 15% of the fair market value on such date of the shares of our common stock with respect to which the subscription rights are received or (2) such U.S. holder elects, in its U.S. federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its basis in its shares of our common stock held to the subscription rights. In either case, the U.S. holder’s basis in its shares of our common stock with respect to which the subscription rights are received will be allocated among such shares and the subscription rights received in proportion to their respective fair market values on the date the subscription rights are distributed by us.

A U.S. holder’s basis in the shares of our common stock acquired through the exercise of subscription rights should equal the sum of the subscription price paid for the shares and the U.S. holder’s tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through the exercise of the subscription rights will begin on the date the subscription rights are exercised.

Notwithstanding the foregoing, if a U.S. holder exercises subscription rights received in this rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of the basis of the shares sold and the subscription rights received in respect of such shares, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares sold and (3) the impact of such allocation on the basis of the shares of our common stock acquired through the exercise of such subscription rights. If a U.S. holder exercises the subscription rights received in the rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, such U.S. holder should consult its tax advisors.

Transfer of the Subscription Rights

A U.S. holder who sells or exchanges subscription rights will recognize gain or loss equal to the difference between the amount realized and the basis, if any, of the subscription rights sold or exchanged. This gain or loss will be capital gain or loss if the common stock obtained upon the exercise of the subscription rights would be a capital asset in the hands of the U.S. holder and will be long-term capital gain or loss if the subscription rights are deemed to have been held for more than one year at the time of the sale.

PLAN OF DISTRIBUTION

We are offering shares of our common stock directly to you pursuant to the rights offering. Our officers and directors may contact holders of our common stock by mail, telephone, facsimile, and personal interview and may request brokers, custodian banks or other nominee holders on your behalf to forward materials relating to the offers to beneficial owners of our common stock. These officers, directors, and other employees will not receive any commissions or compensation in connection with these activities other than their normal compensation.

As soon as practicable after the record date for the rights offering, we will distribute subscription rights certificates to individuals who owned shares of our common stock at [ ] p.m., Eastern Time, on [ * ], 2008. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the subscription rights certificate and return it with payment for the shares to the subscription agent[*]., at:

By Mail
[*]

By Hand or By Overnight Courier
[*]

See “THE RIGHTS OFFERING — How to Exercise Your Rights to Subscribe for Shares of Our Common Stock.” If you have any questions, you should contact the subscription agent, [*]., at [(xxx) xxx-xxxx].

LEGAL MATTERS

Certain legal matters with respect to this rights offering will be passed upon for us by Reitner Stuart & Moore, a partnership of professional corporations, San Luis Obispo, California.

EXPERTS

The consolidated financial statements of Belvedere SoCal as of December 31, 2007 and for the period from January 17, 2007 (inception) to December 31, 2007 and the statements of operations and cash flows of Professional Business Bank for the period from January 1, 2007 to November 23, 2007 (the date the acquisition of Professional Business Bank by Belvedere SoCal was completed) incorporated by reference in this Registration Statement have been audited by Perry-Smith LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their reports, which are also incorporated by reference, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

PART II     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses to be paid by Belvedere SoCal in connection with the distribution of the securities being registered are as follows:

Securities and Exchange Commission filing fee	$ _____
Accounting fees and expenses	$ _____
Printing expenses	$ _____
Legal fees and expenses	$ _____
Miscellaneous expenses	$ _____

Total	$ _____

Item 14.	Indemnification of Directors and Officers.

Belvedere SoCal, as a California corporation, is subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The Articles of Incorporation and Bylaws of Belvedere SoCal provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

Directors’ and Officers’ Liability Insurance

Belvedere SoCal presently does not maintain a policy of directors’ and officers’ liability insurance but anticipates obtaining such a policy in the future.

Item 15.   Recent Sales of Unregistered Securities.

SoCal, on November 23, 2007, completed its sale of $11.4 million of its common stock to the Fund for cash to fund a portion of the cash portion of the Professional Business Bank acquisition. The sale of common stock to the Fund was exempt from registration under the Securities Act of 1933 pursuant to section 4(2) and Regulation D of that Act.

On December 10, 2007, the SoCal completed the sale of the 800,000 shares of the Perpetual Preferred Stock for $25.00 per share to the Fund in accordance with the terms of a purchase agreement. The sale was made through a private placement that was exempt from registration under the Securities Act of 1933 pursuant to section 4(2) and  Regulation D of that Act. No underwriters participated in the private placement, however, a $400,000 fee was paid by the Company to the Fund as part of the transaction.   Proceeds from the sale of the perpetual preferred stock were used to repay in full a bridge financing that had been utilized to fund, in part, SoCal’s acquisition of Professional Business Bank on November 23, 2007.

In connection with the acquisition of Spectrum Bank, SoCal completed, on January 31, 2008, a private placement of $15,000,001 of capital securities (the “Securities”) through Belvedere SoCal Statutory Trust I (the “Trust”), a statutory trust formed by SoCal for that purpose.   The private placement of the Securities was with four shareholders of Spectrum Bank who contributed 325,088 of their shares of Spectrum common stock (the “Spectrum Shares”) to the Trust in return for the Securities.  In connection with this issuance, SoCal entered into an Amended and Restated Declaration of Trust, dated January 31, 2008, among SoCal, Wilmington Trust Company, and the administrators named therein, pursuant to which the Securities were issued.  The Securities require monthly distributions and bear interest at a fixed rate of 10.0% per annum.  The Securities mature in 30 years and are redeemable, in whole or in part, without penalty, at the option of SoCal at any time but only after obtaining the approval of the Federal Reserve Board.

The Spectrum Shares obtained from the sale of the Securities and $464,000 from the sale of the Trust’s common securities to SoCal were used by the Trust to purchase $15,464,001 in aggregate principal amount of SoCal’s 10.0% fixed rate junior deferrable interest debentures (the “Debentures”) due in 2038.  The Debentures were issued pursuant to an Indenture (the “Indenture”), dated January 31, 2008, by and between SoCal and Wilmington Trust Company, as trustee.  The Debentures bear interest at the same rate as the Securities and mature in 30 years unless earlier redeemed.  The interest payments on the Debentures made by SoCal will be used to pay the monthly distributions payable by the Trust to the holders of the Securities.

SoCal also entered into a guarantee agreement providing for the limited guarantee of certain payments by the Trust.

SoCal, on January 31, 2008, also completed its sale of $22 million of its common stock at a price of $16.75 per share to the Fund for cash to fund the cash portion of the Spectrum Bank acquisition. The sale of common stock to the Fund was exempt from registration under the Securities Act of 1933 pursuant to section 4(2) as it did not involve any public offering. The purchase price per share was calculated as the average closing bid price of SoCal’s common stock on the OTC Bulletin Board over the five trading days preceding the closing of the transaction. The price was within the range of fair prices as determined by a financial advisor hired by SoCal. The stock purchase agreement also provided for a transaction fee of $740,000 payable by SoCal to the Fund in consideration for the services provided by the Fund to SoCal in connection with the Spectrum Bank acquisition.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Exhibit

3.1	Articles of Incorporation (1)

3.2	Amended Bylaws (2)

3.3	Certificate of Determination of Series A Non-Cumulative Perpetual Preferred Stock (3)

4.1	Specimen from of Belvedere stock certificate (2)

4.2	Indenture, dated as of January 31, 2008 (4)

4.3	Amended and Restated Declaration of Trust, dated as of January 31, 2008 (4)

4.4	Form of Rights Certificate *

4.5	Forms of Subscription Agent Agreement *

5.1	Legal Opinion *

10.1	Management Agreement (2)

10.2	Warrant Agreement (2)

10.3	Employment Agreement with Alan Lane, dated January 14, 2008 (5)

10.4	Employment Agreement with Norman Broyer, dated march 10, 2008 (5)

10.5	Business Loan Agreement with Pacific Coast Bankers Bank, dated March 18, 2008 (5)

10.6	Promissory Note with Pacific Coast Bankers Bank, dated March 18, 2008 (5)

10.7	Commercial Pledge Agreement with Pacific Coast Bankers Bank, dated March 18, 2008 (5)

10.8	Employment Agreement with Michael McCall, dated November 23, 2007, as amended (5)

10.9	Employment Agreement with William Baribault dated August 14, 2008 (6)

10.10	Time-Vest Option Agreement with William Baribault dated August 14, 2008 (6)

10.11	Performance-Vest Option Agreement with William Baribault dated August 14, 2008 (6)

10.12	Modified Time-Vest Option Agreement with William Baribault dated August 14, 2008 (6)

23.1	Consent of Perry-Smith LLP

23.2	Consent of Vavrinek, Trine, Day & Co. LLP

24	Power of Attorney

99.1	Forms of letters, notices and instructions to be used in the rights offering *
__________________

*           To be filed by amendment
1            Incorporated by reference from SoCal’s Registration Statement on Form S-4/A filed with the SECon March 21, 2007, file number 333-141453
2            Incorporated by reference from SoCal’s Registration Statement on Form S-4/A filed with the SECon May 1, 2007, file number 333-141453
3            Incorporated by reference from SoCal’s Current Report on Form 8-K filed with the SEC onDecember 13, 2007, file number 333-141453
4            Incorporated by reference from SoCal’s Current Report on Form 8-K filed with the SEC onFebruary 6, 2008, file number 333-141453
5           Indicates that the Exhibits were previously filed with the 10-KSB filed 03/31/2008 with the SEC
6           Indicates that the Exhibits were previously filed with the 10-Q filed 06/30/2008 with the SEC

(b)	Financial Statement Schedules

All schedules are omitted because the required information is not applicable or is included in the financial statements of Professional Business Bank and the related notes.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registration pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pasadena, state of California, on September 5, 2008.

Belvedere SoCal

By:	/s/ William H. Baribault
William H. Baribault
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ WILLIAM BARIBAULT
WILLIAM H. BARIBAULT	President, CEO and Director	September 5, 2008

/s/ ALISON DAVIS
ALISON DAVIS	Director	September 5, 2008

/s/ JUSTIN EVANS
JUSTIN EVANS	Director	September 5, 2008

/s/ ALAN LANE
ALAN LANE	Executive Chairman and Director	September 5, 2008

/s/ MICHAEL McCALL
MICHAEL McCALL	Chief Financial Officer	September 5, 2008

/s/ LARRY TASHJIAN
LARRY TASHJIAN	Director	September 5, 2008